EXHIBIT 99.1
GeneLink BioSciences, Inc. Names James Antal to Board of Directors
Orlando, Florida – July 6, 2009 – GeneLink BioSciences, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), has appointed James Antal to the Company’s Board of Directors. Mr. Antal brings decades of financial and management experience to GeneLink and will serve as Chairman of the Audit Committee.
“On behalf of GeneLink BioSciences, I would like to welcome Jim to the Board of Directors,” said Dr. Bernard Kasten, Executive Chairman. “We look forward to working with Jim as we focus on fully realizing the benefits of the tremendous opportunities available to GeneLink. Jim’s financial and biotech experience will be an asset to GeneLink and its shareholders.”
Mr. Antal is a member of the board of directors of Cleveland Biolabs, Inc. (Nasdaq: CBLI) and SIGA Technologies, Inc. (Nasdaq: SIGA), biotechnology companies. Mr. Antal served as Chief Financial Officer of Experian Plc from 1996 to 2001 and as Chief Investment Officer from 2001 to 2002. Currently, Mr. Antal serves as the part-time Chief Financial Officer to Pathway Data Inc., a privately held company engaged in consumer credit notification and identity theft assistance services.
About GeneLink BioSciences, Inc:
GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com
About GeneWize Life Sciences, Inc:
GeneWize is the first Direct Selling industry company to focus exclusively on providing individually customized nutritional and skin care formulations based on a consumer’s personal genetic assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Tel: 407-772-7164
317 Wekiva Springs Rd. Suite 200,	Email: IR@genelinkbio.com
Longwood, FL. 32779
Tel: 800-558-4363 Email: mtaylor@genelinkbio.com